Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Encore Medical Corporation

We consent to incorporation by reference in the Registration Statement Nos. 333-120024, 333-115540, 333-109838, 333-106776, 333-106773, 333-92400 and 333-48240 on Form S-8, Registration Statement Nos. 333-123173 and 333-109996 on Form S-3 and Registration Statement No. 333-121780-08 on Form S-4, of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Encore Medical Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Encore Medical Corporation.

Our report dated March 14, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that the scope of our audit of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of Empi, Inc. and subsidiaries.

/s/ KPMG LLP
Austin, Texas March 14, 2005